Exhibit 99.1

BANK OF THE JAMES FINANCIAL GROUP, INC. REPORTS FIRST QUARTER 2011 RESULTS

•	Net income increases 19% in 1Q 2011 compared with 1Q 2010.

•	Net interest margin improves to 3.83% in 1Q 2011 from 3.40% in 1Q 2010.

•	Significant year-over-year improvement in efficiency ratio, to 72.4% versus 77.2%.

•	Improvement in asset quality from year end 2010.

Lynchburg, VA., April 30, 2011 – Bank of the James Financial Group, Inc. (OTCBB: BOJF) today announced unaudited results for the quarter ended March 31, 2011. Net income was $435,000 or $0.13 per share (diluted) in first quarter 2011, compared with net income of $366,000 or $0.11 per share (diluted) in first quarter 2010.

“We believe our first quarter 2011 performance is positive momentum for what we hope to be a year of improvement and growth,” said Robert R. Chapman III, president and CEO. “We clearly demonstrated the positive bottom-line impact of our expense controls, combined with a focus on growing our loans and core deposits.

“During the past two years, we concentrated on managing operations and keeping the bank on an even keel during very challenging economic times. We expect the strategies and practices we developed to reduce operating costs and maximize efficiency will benefit the bottom line as the bank generates more revenue in an improving economy.”

He noted management anticipated the increasingly strict regulatory environment by expanding the bank’s compliance and underwriting capabilities and making investments in people and facilities. While these investments impacted the bank’s past performance, Chapman explained they position the bank to compete effectively and accommodate more business.

“We anticipate expense management, strong credit management and underwriting practices, and an aggressive approach to expanding our share of the lending and deposit market will generate operating results consistent with our positive first quarter trends,” Chapman said.

Net interest income after provision for loan losses increased to $3.1 million in first quarter 2011 compared with $2.9 million in first quarter 2010. The Bank reduced its interest expense 41% to $1.2 million in first quarter 2011 compared with $2.1 million in the prior year’s first quarter.

The bank’s year-over-year interest expense reduction reflects interest rate reductions on retail deposits in 2010, including a 175 basis point adjustment to $180 million in savings accounts. “We successfully retained the majority of customers and deposit dollars affected by rate re-pricing, and we think that’s a real demonstration of our customers’ loyalty and satisfaction with Bank of the James,” stated Todd Scruggs, the bank’s CFO.

Scruggs continued, “Bank of the James serves a diverse business economy, which supports our goal of diversifying commercial relationships based on relationship size and industry. Our served market includes retail and service businesses, medical practices, major healthcare companies, an expanding nuclear power sector, local colleges and universities, quality home builders and developers responding to a reviving market, and small manufacturers serving local and national industries.

“By building commercial banking relationships with small- and mid-sized businesses, we increased non-interest bearing deposits in first quarter compared with year-end 2010, which made a positive contribution to our cost of funds.”

An increase in non-interest bearing direct deposit accounts (DDAs) contributed to the company’s net interest margin of 3.83% in first quarter, compared with 3.40% a year ago. Total deposits increased to $379.2 million at March 31, 2011 compared with $358.6 million in first quarter 2010.

Non-interest bearing demand accounts increased to $49.48 million in first quarter 2011 compared with $44.27 million at the end of 2010, which made a positive contribution to the Bank’s net interest margin. Chapman said the growth in non-interest bearing accounts was a direct result of the bank’s success in attracting business banking relationships, which frequently include DDAs to facilitate businesses’ checking and everyday cash flow requirements.

Net loans were $322.97 million in first quarter 2011, up slightly from $322.85 in first quarter 2010 and also up slightly from $320.72 million at December 31, 2010. New commercial banking relationships contributed to both deposit and loan portfolio growth. Chapman said the bank anticipates adding new relationships, primarily through winning market share.

“We believe the bank is particularly well-positioned to build market share in commercial banking as small businesses seek a community banking alternative,” explained Chapman. “Our team of experienced commercial bankers offers all the leading-edge products and capabilities business customers expect, plus a higher level of expertise and personalized service. These are great customers being turned away by some of the traditional leaders in our market because they are seen as too small to serve. We’re delighted to meet their needs, and they certainly meet every standard we have for a desirable customer.”

The bank’s provision for loan losses was $579,000 in first quarter 2011 compared with $387,000 in first quarter 2010. Chapman explained that because of the current market environment, which tends to reflect lower market valuations, the bank is discounting appraised values to cover continued potential weakness in property values and selling costs when valuing collateral for the purposes of calculating the provision and making credit decisions.

“We have incorporated these lower valuation levels into our ongoing underwriting criteria,” Chapman explained. “We believe we can continue to offer attractive lending options despite the need to be conservative on valuing the assets backing our loans.”

Following charge-offs of $739,000 in the first quarter of 2011, the bank’s loan loss allowance is 1.62% of total loans, compared with 1.68% at December 31, 2010. Its ratio of nonperforming loans to total loans declined to 2.13% at March 31, 2011 compared with 2.56% at December 31, 2010. The ratio of the allowance for loan losses to non-performing loans at 76% compares favorably from a national community banking perspective. It demonstrates the bank’s reserving practices described above, explained Chapman, and the practice is consistent with peers in the bank’s served markets.

Commenting on troubled loans, Chapman commented, “We are monitoring and individually managing problem loans, and although we increased our loan loss reserve, we saw a 16.5% decline in nonperforming loans, excluding troubled debt restructurings (TDRs), from the end of 2010 to the end of first quarter 2011,” explained Chapman. In a number of cases, he added, TDR loan customers continue to make principal and interest payments and management believes that the majority of these loans can eventually be returned to performing status. Total allowance for loan losses was $5.32 million in first quarter 2011 compared with $4.64 million in first quarter 2010.

Total assets increased to $430.8 million at March 31, 2011 compared with $409.8 million at March 31, 2010 and $418.9 million at December 31, 2010. A component of total assets, other real estate owned (OREO) was $3.93 million at the end of the first quarter 2011 compared with $3.44 million as of December 31, 2010. Two commercial properties, both undeveloped land in desirable locations, comprised approximately $2 million of the total OREO at March 31, 2011.

Chapman noted the bank hired a veteran banker as a consultant late in 2010 to manage the OREO and special asset portfolio with the goal of accelerating the disposition of residential and commercial properties. The Bank is setting up a website to list and market its owned residential properties, all of which are unoccupied and in saleable condition.

“We need a certain amount of patience in selling unimproved lots, as that market remains depressed but has sound long-term potential,” he said. “As we move improved and unimproved properties to OREO, we want to ensure they are being aggressively marketed, are in great condition, highly visible, and present the best opportunity possible for potential buyers.”

Chapman concluded: “During the past several years, we have expanded our infrastructure to accommodate growth and address regulatory compliance and credit management requirements. Branches we opened in 2008 are turning profitable. Our ability to leverage these investments is evident in our improved efficiency ratio. We have the capacity, technology and the people to accommodate growth.

“While the economy continues to present challenges, we see definite signs of improvement. We don’t anticipate significant increases in growth in our market, however, we believe there are many opportunities to increase our market share by providing superior service and the latest products for retail and commercial customers. We are very focused on growing and enhancing the company’s long-term value for our shareholders.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Mar 31, 2011	Three months ending Mar 31, 2010	Change	Year to date Mar 31, 2011	Year to date Mar 31, 2010	Change
Interest income	$4,942	$5,368	-7.94%	$4,942	$5,368	-7.94%
Interest expense	1,235	2,079	-40.60%	1,235	2,079	-40.60%
Net interest income	3,707	3,289	12.71%	3,707	3,289	12.71%
Provision for loan losses	579	387	49.61%	579	387	49.61%
Noninterest income	672	800	-16.00%	672	800	-16.00%
Noninterest expense	3,170	3,158	0.38%	3,170	3,158	0.38%
Income taxes	195	178	9.55%	195	178	N/A
Net income	435	366	18.85%	435	366	N/A
Weighted average shares outstanding	3,323,743	3,289,867	1.03%	3,323,743	3,289,867	1.03%
Basic net income per share	$0.13	$0.11	$0.02	$0.13	$.11	$0.02
Fully diluted net income per share	$0.13	$0.11	$0.02	$0.13	$0.11	$0.02

Balance Sheet at period end:	Mar 31, 2011	Dec 31, 2010	Change	Mar 31, 2010	Dec 31, 2009	Change
Loans, net	$22,966	$320,715	0.70%	$322,849	$318,452	1.38%
Total securities	57,288	52,883	8.33%	44,214	60,789	-27.27%
Total deposits	379,207	368,390	2.94%	358,569	375,772	-4.58%
Stockholders’ equity	26,271	25,495	3.04%	24,508	23,725	3.30%
Total assets	430,903	418,928	2.86%	409,826	437,681	-6.36%
Shares outstanding	3,323,743	3,323,743	—	3,289,867	3,289,867	—
Book value per share	$7.90	$7.67	0.23	$7.45	$7.21	$0.24

Daily averages:	Three months ending Mar 31, 2011	Three months ending Mar 31, 2010	Change	Year to date Mar 31, 2011	Year to date Mar 31, 2010	Change
Loans, net	$320,637	$321,588	-0.30%	$320,637	$321,588	-0.30%
Total securities	55,888	52,076	7.32%	55,888	52,076	7.32%
Total deposits	372,736	368,628	1.11%	372,736	368,628	1.11%
Stockholders’ equity	26,159	24,198	8.10%	26,159	24,198	8.10%
Interest earning assets	392,494	392,562	-0.02%	392,494	392,562	-0.02%
Interest bearing liabilities	349,847	356,774	-1.94%	349,847	356,774	-1.94%
Total assets	423,432	424,267	-0.20%	423,432	424,267	-0.20%

Financial Ratios:	Three months ending Mar 31, 2011	Three months ending Mar 31, 2010	Change	Year to date Mar 31, 2011	Year to date Mar 31, 2010	Change
Return on average assets	0.42%	0.35%	0.07	0.42%	0.35%	0.07
Return on average equity	6.74%	6.13%	0.61	6.74%	6.13%	0.61
Net interest margin	3.83%	3.40%	0.43	3.83%	3.40%	0.43
Efficiency ratio	72.39%	77.23%	(4.84)	72.39%	77.23%	(4.84)
Average equity to average assets	6.18%	5.70%	0.48	6.18%	5.70%	0.47

Allowance for loan losses:	Three months ending Mar 31, 2011	Three months ending Mar 31, 2010	Change	Year to date Mar 31, 2011	Year to date Mar 31, 2010	Change
Beginning balance	$5,467	$4,288	27.50%	$5,467	$4,288	27.50%
Provision for losses	579	387	49.61%	579	387	49.61%
Charge-offs	(739)	(226)	226.99%	(739)	(226)	226.99%
Recoveries	11	195	-94.36%	11	195	-94.36%
Ending balance	5,318	4,644	14.51%	5,318	4,644	14.51%

Nonperforming assets:	Mar 31, 2011	Dec 31, 2010	Change	Mar 31, 2010	Dec 31, 2009	Change
Total nonperforming loans - excludes TDR	$6,985	$8,366	-16.51%	$7,541	$5,687	32.60%
Other real estate owned	3,931	3,440	14.27%	781	666	17.27%
Total nonperforming assets	10,916	11,806	-7.54%	8,322	6,353	30.99%
Troubled debt restructurings	5,064	4,987	1.54%	1,038	916	13.32%

Asset quality ratios:	Mar 31, 2011	Dec 31, 2010	Change	Mar 31, 2010	Dec 31, 2009	Change
Nonperforming loans to total loans	2.13%	2.56%	(0.44)	2.30%	1.76%	0.54
Allowance for loan losses to total loans	1.62%	1.68%	(0.06)	1.42%	1.33%	0.09
Allowance for loan losses to nonperforming loans	76.13%	65.35%	10.79	61.58%	75.40%	(13.82)